FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
November 7, 2013	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Third Quarter Results

Salt Lake City, November 7, 2013 – FX Energy, Inc. (NASDAQ: FXEN), today announced net income of $6.5 million, or $0.12 per share, for the quarter ended September 30, 2013.  Excluding a noncash foreign currency exchange gain of $11.5 million, the Company would have recorded a third quarter 2013 net loss of $(5.0) million, or $(0.10) per share.

During the third quarter of 2012, the Company reported net income of $2.0 million, or $0.04 per share.  Excluding a noncash foreign currency exchange gain of $10.5 million, the Company would have recorded a third quarter 2012 net loss of $(8.5) million, or $(0.16) per share.

Third Quarter Oil and Gas Revenues Slightly Lower, But Production Gains Anticipated for the Fourth Quarter

Oil and gas revenues were $8.0 million during the third quarter of 2013, compared to $9.0 million during the same quarter of 2012.  Total revenues were $8.2 million for the 2013 third quarter, compared to $9.6 million for the same quarter in 2012.

Oil and gas prices during the period were stable to slightly higher.  Specifically, gas prices during the third quarter of 2013 averaged $7.02 per Mcf, compared to $7.05 per Mcf during the same quarter of 2012.  Prices for the company’s U.S. oil production increased during the 2013 quarter.  Oil prices increased 19% over the year, averaging $88.14 per barrel in the third quarter of 2013, compared to $74.30 per barrel in the same quarter of 2012.

Normal production declines and a temporary shut-in led to the lower revenues.  Total net oil and gas production decreased 13% to 1,062 million cubic feet equivalent (Mmcfe) during the third quarter of 2013, compared to 1,217 Mmcfe during the 2012 quarter.  Production declines at the Company’s Zaniemysl and Roszkow wells in Poland were a significant cause for the reduction.  Also, production was curtailed for 2 weeks at the KSK wells in Poland for annual maintenance and testing.  The Company’s average daily production rate for the 2013 third quarter was 11.5 million cubic feet equivalent (Mmcfe) per day.

Clay Newton, Vice President of Finance, remarked, “Though production declined modestly last quarter, we expect an improved result for the fourth quarter.  Production is expected to begin at the Lisewo-1 well at the end of November.  With our KSK wells back online, we expect our daily average production to reach approximately 14.0 Mmcfe/day as we exit 2013.  Should prices remain stable, total revenues should enjoy a substantial gain.”

Nine-Month Revenues Reach Record Levels

The Company reported a net loss of $(15.6) million, or $(0.30) per share, for the first nine months of 2013.  Excluding noncash foreign currency exchange losses of $1.0 million, the Company would have recorded a net loss for the first nine months of 2013 of $(14.6) million, or $(0.28) per share.  This compares to a net loss, adjusted for foreign exchange gains, of $(7.4) million, or $(0.14) per share reported in the first nine months of 2012.

Oil and gas revenues for the 2013 first nine months reached record levels.  The Company recognized oil and gas revenues of $25.7 million for the first nine months of 2013, compared to $24.8 million for the same period of 2012.  Total revenues for the first nine months of 2013 were $25.9 million, compared to $26.7 million in the first nine months of 2012.

Total production for the first nine months of 2013 was 3.4 billion cubic feet equivalent (Bcfe), compared to 3.5 Bcfe during the first nine months of 2012.  Daily production for the first nine months of 2013 was approximately 12.6 Mmcfe/d, compared to approximately 12.8 Mmcfe/d during the first nine months of 2012, a decrease of 2%.  Gas prices during the first nine months of 2013 averaged $7.06 per Mcf, compared to $6.64 per Mcf during the same period of 2012, an increase of 6%.  Oil prices increased 4% over the year, averaging $80.75 per barrel in the first nine months of 2013, compared to $77.32 per barrel in the same period of 2012.

New Credit Facility Provides Enhanced Liquidity

As announced previously, on July 8, 2013, the Company finalized a new five-year, up to $100 Million Senior Reserve Based Lending Facility with BNP Paribas (Suisse) SA and ING Bank N.V.  The initial commitment of the new facility amounts to $65 million, an increase of 18% compared to the Company’s previous facility.  The Company can seek additional commitments up to $100 million under certain conditions via an embedded “accordion mechanism.”  Initial proceeds from the new facility were used to repay the Company’s previously existing facility.  Payment of the credit facility is secured by company assets in Poland.

Enhanced Liquidity Available for Upcoming Capital Program

As of November 7, 2013, the Company was engaged in active drilling operations at its Lisewo-2, Szymanowice-1, and Gorka Duchowna-1 wells.  In addition, the Company was nearing completion of production facilities at Lisewo-1, that will serve as a group center for future Lisewo area wells.  Construction has begun on satellite production facilities at Komorze-3K, which is expected to begin production in early 2014.  The Company is also continuing seismic projects at Block 246 and Tuchola, and has plans to begin drilling a second well in the Tuchola area in the next two to three months.

These exploration and development costs are being funded by the Company’s higher revenues, cash balances, and increased availability under the new credit facility.  At September 30, 2013, the Company had cash and investments of $19.1 million and working capital of $19.4 million.  As of November 7, 2013, the Company had $23.0 million of availability under its new credit facility and total debt outstanding of $42.0 million.

Working Capital Changes Impact Operating Cash; Noncash Charges Continue to Vary

Net cash provided by operating activities of $2.9 million during the first nine months of 2013, compared to net cash provided by operating activities of $5.8 million during the same period of 2012.  The primary driver of the year-to-year decrease was the higher exploration costs in 2013 associated with the Company’s Poland operations, along with reductions in current liabilities.

The noncash foreign exchange loss of $1.0 million and the noncash foreign exchange gain of $12.0 million for the first nine months of 2013 and 2012, respectively, are included in other income and expense.  The gains and losses come primarily from recognition of gains and losses on U.S. dollar-denominated intercompany loans from FX Energy, Inc., to FX Poland, its wholly owned subsidiary, and other U.S. dollar-denominated debt held at the FX Poland level.  These are noncash gains and losses only, and could vary greatly depending upon future exchange rate changes.

Earnings Conference Call Today, Thursday, November 7, 2013, at 4:30 PM Eastern (2:30 PM Mountain)

The Company will host a conference call and webcast today to discuss 2013 third quarter and first nine month results and update operational items at 4:30 p.m. Eastern Time.  Conference call information is as follows:  US dial-in-number: 888-318-7470; International dial-in-number: 719-457-2716; Passcode: 3573216.  Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com.  For those that are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.
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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental, or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30,	December 31,
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$19,182	$33,990
Receivables:
Accrued oil and gas sales	3,095	3,447
Joint interest and other receivables	1,290	7,733
VAT receivable	1,180	1,136
Inventory	206	199
Other current assets	309	614
Total current assets	25,262	47,119

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	72,473	63,821
Unproved	1,930	2,337
Other property and equipment	11,567	10,717
Gross property and equipment	85,970	76,875
Less accumulated depreciation, depletion, and amortization	(21,997)	(19,786)
Net property and equipment	63,973	57,089

Other assets:
Certificates of deposit	406	382
Loan fees	2,366	1,364
Total other assets	2,772	1,746

Total assets	$92,007	$105,954

-Continued-

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)
-Continued-

	September 30,	December 31,
	2013	2012
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,204	$8,532
Accrued liabilities	634	1,192
Current portion of long-term debt	--	7,000
Total current liabilities	5,838	16,724

Long-term liabilities:
Notes payable	42,000	33,000
Asset retirement obligation	1,599	1,431
Total long-term liabilities	43,599	34,431

Total liabilities	49,437	51,155

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of September 30, 2013, and December 31, 2012; no shares
outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of September 30, 2013, and December 31, 2012; 53,409,365
and 53,246,620 shares issued and outstanding as of
September 30, 2013, and December 31, 2012, respectively	53	53
Additional paid-in capital	225,290	222,513
Cumulative translation adjustment	18,632	18,027
Accumulated deficit	(201,405)	(185,794)
Total stockholders’ equity	42,570	54,799

Total liabilities and stockholders’ equity	$92,007	$105,954

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
Revenues:
Oil and gas sales	$8,034	$9,008	$25,663	$24,816
Oilfield services	194	544	256	1,896
Total revenues	8,228	9,552	25,919	26,712

Operating costs and expenses:
Lease operating expenses	932	862	2,650	2,605
Exploration costs	7,158	10,923	17,355	15,874
Property impairments	--	2,000	5,633	2,000
Loss sale of assets	--	--	--	49
Oilfield services costs	164	387	412	1,481
Depreciation, depletion, and amortization	1,125	1,006	3,562	2,796
Accretion expense	22	16	67	46
Stock compensation	701	557	2,083	1,659
General and administrative	1,847	1,788	6,451	6,042
Total operating costs and expenses	11,949	17,539	38,213	32,552

Operating loss	(3,721)	(7,987)	(12,294)	(5,840)

Other income (expense):
Interest expense	(1,346)	(602)	(2,600)	(1,862)
Interest and other income	17	88	324	259
Foreign exchange gain (loss)	11,512	10,490	(1,041)	11,996
Total other income (expense)	10,183	9,976	(3,317)	10,393

Net income (loss)	6,462	1,989	(15,611)	4,553

Other comprehensive income (loss)
Foreign currency translation adjustment	(7,660)	(6,822)	605	(8,177)
Comprehensive loss	$(1,198)	$(4,833)	$(15,006)	$(3,624)

Net income (loss) per common share
Basic	$0.12	$0.04	$(0.30)	$0.09
Diluted	$0.12	$0.04	$(0.30)	$0.09
Weighted average common shares outstanding
Basic	52,778	52,255	52,748	52,244
Dilutive effect of stock options	958	391	-	329
Diluted	53,736	52,646	52,748	52,573

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Nine Months Ended
	September 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(15,611)	$4,553
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation, depletion, and amortization	3,562	2,796
Accretion expense	67	46
Amortization of loan fees	1,055	374
Stock compensation	2,083	1,659
Property impairments	5,633	6,532
Loss on sale of assets	--	49
Unrealized foreign exchange losses (gains)	1,014	(11,993)
Common stock issued for services	694	669
Increase (decrease) from changes in working capital items:
Receivables	6,595	2,350
Inventory	(7)	2
Other current assets	295	(306)
Other assets	(25)	24
Accounts payable and accrued liabilities	(2,483)	(924)
Net cash provided by operating activities	2,872	5,831

Cash flows from investing activities:
Additions to oil and gas properties	(16,656)	(11,836)
Additions to other property and equipment	(869)	(464)
Proceeds from sale of assets	--	221
Net cash used in investing activities	(17,525)	(12,079)

Cash flows from financing activities:
Repayment of credit facility	(40,000)	--
Draws from credit facility	42,000	--
Payment of loan fees	(2,036)	--
Net cash used in financing activities	(36)	--

Effect of exchange-rate changes on cash	(119)	569

Net decrease in cash	(14,808)	(5,679)
Cash and cash equivalents at beginning of year	33,990	50,859

Cash and cash equivalents at end of period	$19,182	$45,180